Exhibit 99.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective the 5th day of March, 2015 by and between PBDC LLC, a Florida limited liability company, (the “Consultant”), and PITOOEY!, Inc. (the “Company).

WHEREAS, Consultant is in the business of providing management consulting and business advisory services; and

WHEREAS, the Company deems it to be in its best interest to retain Consultant to render to the Company such services as described below; and

WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to Company.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Engagement.

(a)

The Company hereby engages the Consultant to perform the services set forth in paragraph 1(d) for the term set forth in paragraph 1(b), and the Consultant hereby accepts this engagement, on the terms and subject to the conditions set forth in this Agreement

(b)

The term of this engagement shall be for the one year period beginning on the Effective Date and ending twelve (12) months thereafter (the “Term”), unless sooner terminated as provided in paragraph 5 below.

(c)

The relationship between the Company and the Consultant created by this Agreement is that of independent contractor, and the Consultant is not and shall not be deemed to be an employee of the Company for any purpose.

(d)

The services rendered by the Consultant (“Services”) are management and general business consulting and advice related to partnerships, strategic contacts, joint ventures, corporate restructuring, debt negotiations, as well as a review of Company’s current practices and business relationships.

(e)

The Services do not include participating, in any manner: (i) in connection with the offer or sale of securities in any capital-raising transaction, or (ii) to directly or indirectly promote or maintain a market for any of the Company’s securities.

(f)

The Services do not include requiring the Consultant to engage in any activities for which an investment advisor’s registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a “broker” or “dealer” registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law.

(g)

The Company and the Consultant intend that the Services shall be rendered primarily from the Consultant’s offices identified in paragraph 13, and may be rendered by telephone and e-mail communication.  The Consultant understands and acknowledges that travel may be necessary for him to perform the Services. Travel and other expenses will be reimbursed by the Company when requested by the Company.  The Consultant shall, if requested by the Company and at the Company’s expense, attend meetings of the Company’s board of directors (the “Board”) at reasonable times.  The Consultant shall be reasonably available by telephone to consult with the Board at regular and special meetings thereof.

(h)

The Consultant shall devote as much time to the performance of the Services as is reasonably necessary, but the Consultant shall not be required to devote any fixed number of hours or days to the performance of the Services.  The Company recognizes that the Consultant has and will continue to have other clients and business, and agrees that this engagement is non-exclusive.

(i)

The Consultant shall furnish his own support staff, office, telephone, and other facilities and equipment necessary to the performance of the Services, and the Company shall not be required to provide the Consultant with any such staff, facilities or equipment.

(j)

In consideration of the Company’s disclosure to Consultant of confidential information, the Consultant agrees that it will keep the information confidential and that the information will not, without the prior written consent of the Company, be disclosed by the Consultant or by its officers, directors, partners, employees, affiliates, agents, or representatives (collectively, “representatives”), in any manner whatsoever in whole or in part, and shall not be used by the Consultant or by representatives other than in connection with a proposed transaction with the Company.  Moreover, the Consultant agrees to transmit information only to such of its representatives who need to know the information for the sole purpose of assisting interested party in evaluating the transaction, who are informed of this Agreement, and who agree to be bound by the terms hereof as if a party hereto.

2.

Duty to Protect and Non-Circumvent

(a)

Unless expressly authorized in writing by the Company, Consultant agrees to retain all confidential information provided by the Company in confidence and shall not copy or disclose the confidential information to or use the confidential information for the benefit of any third party.  Confidential information shall only be disclosed to Consultant’s employees and, even then, only to the extent that such employees have a specific need to know of the confidential information, for performance of the Services.

(b)

Consultant shall have a duty to protect the confidential information disclosed by Company in any manner except in writing and identified as non-confidential at the time of disclosure.

(c)

Consultant shall not solicit business from or shall have it or any of its affiliates transact any business with any client or contact (collectively, a “Contact”) introduced to him by the Company.  Consultant shall not contact any such Contact directly without prior approval by the Company and shall report any contact initiated by the Contact with Consultant unless such Contact is introduced to the Company by Consultant.  Nothing herein shall be construed as prohibiting the Company from pursuing any remedies available to the Company for such breach or threatened breach, including the recovery of damages from Consultant.

3.

Anti-Dilution Provisions

(a)

Dividends, Combinations.

In the event that the Company shall at any time after the date hereof, (i) declare a dividend or make a distribution on the common stock of the Company payable in common stock, (ii) subdivide the outstanding shares of common stock into a greater number of shares, (iii) combine the outstanding shares into a smaller number of shares, or (iv) issue any shares in a reclassification or reorganization of shares, the number of shares of common stock issued or issuable to Consultant (“Consultant Shares”) in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, shall be adjusted so that the Consultant Shares shall equal the number determined by multiplying the number of Consultant Shares outstanding immediately prior thereto by a fraction of which the numerator shall be the number of Consultant Shares outstanding immediately before such event, and of which the denominator shall be the number of Consultant Shares outstanding immediately after such dividend, distribution, subdivision, combination or reclassification.  Such adjustment shall be made successively whenever any event listed above shall occur.

(b)

Options, Warrants, etc.

In the event that the Company shall issue rights, options or warrants to any person or persons who are at the time of such issuance are stockholders of the Company, entitling them to subscribe for or purchase shares (or securities convertible or exchangeable into shares) at a price per share (or having a conversion or exchange price per share if a security convertible or exchangeable into shares) less than the $0.20 per share on the record date for such issuance (or the date of issuance, if there is no record date), the number of Consultant Shares on and after such record date (or issuance date, as the case may be) shall be determined by multiplying the number of Consultant Shares immediately prior to such record date (or issuance date, as the case may be) by a fraction, of which the numerator shall be the number of Consultant Shares outstanding on such record date (or issuance date, as the case may be) plus the number of Shares which the total offering price of the total number of such shares so as to be offered (or the aggregate initial exchange or conversion price of the exchangeable or convertible securities so to be offered) would purchase at such $0.20 on such record date (or issuance date, as the case may be) and of which the denominator shall be the number of Consultant Shares outstanding on such record date (or issuance date, as the case may be).  Such adjustment shall be made successively whenever such an issuance occurs; and in the event that such rights, options, warrants, or convertible or exchangeable securities are not so issued or expire or cease to be convertible or exchangeable before they are exercised, converted, or exchanged (as the case may be), then the Consultant Shares shall again be adjusted to be the number of Consultant Shares that would then be in effect if such issuance had not occurred, but such subsequent adjustment shall not affect the number of Consultant Shares issued prior to the date such subsequent adjustment is made.

(c)

Distributions.

In the event that the Company shall fix a record date for the making of a distribution to all stockholders of shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing entity) of evidences of indebtedness of assets (other than dividends and distributions referred to in Section 3(a) above and other than cash dividends) or of subscription rights, options, warrants, or exchangeable or convertible securities containing the right to subscribe for or purchase any membership interests in or shares of the Company (excluding those referred to in Section 4(b)), the number of Consultant Shares to be in effect on and after such record date shall be adjusted by multiplying the number of Consultant Shares in effect immediately prior to such record date by $0.20 per share.

(d)

Rights to Purchase Shares.

In the event that the Company shall issue shares of common stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of common stock (excluding (A) shares, rights, options, warrants, or convertible or exchangeable securities outstanding or issued on the date of the original issuance of Consultant Shares hereunder or issued in any of the transactions described in Section 3(a), Section 3(b), or Section 3(3) above, (B) shares issued upon the exercise of such rights, options or warrants or upon conversion or exchange of such convertible or exchangeable securities, and (C) the Consultant Shares, at a price per share less than $0.20 per share, then the Consultant Shares shall be adjusted so that the number shall equal the number determined by multiplying the number of Consultant Shares in effect immediately prior thereto by a fraction, (i) the numerator of which shall be the sum of (A) the number of shares of common stock outstanding immediately prior to such sale and issuance plus (B) the number of shares of common stock which the total consideration received for such sale or issuance would purchase at such $0.20 per share, and (ii) the denominator of which shall be the total number of shares of common stock outstanding immediately after such sale and issuance.  Such adjustment shall be made successively whenever such an issuance is made.

(e)

De Minimus Adjustments.

No adjustment in the Consultant Shares shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such Consultant Shares; provided, however, that any adjustments which by reason of this Section 3(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(f)

Reorganization.  In the event of (a) any capital reorganization of the Company, or any reclassification of the outstanding shares of common stock (other than a change in par value, or from par value to no par value, or from no par value to par value), (b) any consolidation of the Company with or the merger of the Company with or into any entity or other corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding shares of common stock) or (c) any sale of the properties and assets of the Company as, or substantially as, an entirety to any other entity or corporation, (each such event in clauses (a), (b) or (c) being an "Exchange Event") Consultant Shares shall after such Exchange Event be the number of Consultant Shares or other securities, property, or cash to which a holder of the number of Consultant Shares (at the time of such Exchange Event) would have been entitled upon such Exchange Event, and in any such case, if necessary, the provisions set forth in this Paragraph 3 with respect to the rights and interests thereafter of the holders of Consultant Shares shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of common stock or other securities, property, or cash thereafter deliverable to holders of Consultant Shares.

4.

Compensation.  Company shall pay Consultant for its services hereunder as follows:

(a)

Upon execution of this Agreement Company shall issue Consultant ten million (10,000,000) shares of Company common stock registered in the name of Consultant.  The shares issued pursuant to this Agreement shall be duly authorized, fully paid and nonassessable, beneficially owned and fully earned by Consultant upon the execution of this Agreement and issuance of the shares.  The shares shall not be considered prepayment for future services.  All shares shall be considered non-refundable in every respect, including the early termination of this Agreement.

(b)

12 months from and after the date of execution of this Agreement, the Company shall issue to Consultant and additional number of shares that will cause Consultant’s equity ownership percentage being equal to the equity ownership percentage held upon the issuance of the initial 10,000,000 shares.

5.

Termination.

(a)

This Agreement may be terminated prior to the expiration of the Term, with or without cause by either party giving 30 days prior written notice to the other party.

(b)

In the event of termination prior to expiration of the Term, all compensation due to or paid to the Consultant through the date of termination shall be fully earned and non-refundable and the parties shall have no further responsibilities to each other except that the Company shall be responsible to make any and all payments if any, due to the Consultant through the date of the termination and the Consultant shall be responsible to comply with the confidentiality provisions of Section 8 hereof.

6.

Funding.  Upon execution of this Agreement, Consultant shall pay to the Company’s SEC counsel Five Thousand Dollars ($5,000.00) by or before March 31, 2015, which shall be used solely for the preparation and filing of an S-1 Registration Statement to register the said shares of the Consultant.

7.

Registration of Shares and SEC Filings.  The Company agrees to file an S-1 Registration Statement, which shall include the Consultant’s shares in the “Selling Shareholder” shares to be registered in the registration statement.  Such registration statement must be filed within three months (90 days) of execution of this Agreement.  In addition, the Company hereby agrees that it will file its required 10-K within 30 days of March 31, 2015.

8.

Confidentiality.  The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Company and its affiliates that are valuable, special and unique assets and property of the Company and such affiliates.  The Consultant will not, during the term of this Agreement, disclose, without the prior written consent or authorization of the Company, any of such information to any person, for any reason or purpose whatsoever.  In this regard, the Company agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

9.

Indemnification.

(a) The Company shall protect, defend, indemnify and hold the Consultant and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all manner of action, cause and causes of action, suits, administrative hearings and proceedings, any investigation brought by any regulatory agency, losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character, at law or in equity, whether known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, insured or uninsured, which are incurred or suffered by the Consultant as a result of any action taken by the Company.

(b) Consultant shall protect, defend, indemnify and hold the Company and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all manner of action, cause and causes of action, suits, administrative hearings and proceedings, any investigation brought by any regulatory agency, losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character, at law or in equity, whether known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, insured or uninsured, which are incurred or suffered by the Company as a result of any action taken by the Consultant.

10.

Arbitration.

(a) Any dispute under or relating to this Agreement shall, if not resolved by the Parties within 60 days after notice of such dispute is served by one Party to the other (or, if different, the period provided for resolution by the Parties in the provision of this Agreement under which such dispute is brought), be submitted to an “Arbitration Panel” comprised of three members. No more than one panel member may be with the same firm (which shall not be deemed to prohibit the panel members from being members of the same organization such as the American Arbitration Association or Judicial Arbitration and Mediations Services), and no panel member may have an economic interest in the outcome of the arbitration.

(b) The Arbitration Panel shall be selected as follows: Within five business days after the expiration of the period referenced above, the Manager shall select a panel member meeting the criteria of the above paragraph (the “Manager Panel Member ”) and the Company shall select its panel member meeting the criteria of the above paragraph (the “Company Panel Member ”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three business days from such notice, then the other Party may select such panel member on such Party’s behalf. Within five business days after the selection of the Manager Panel Member and the Company Panel Member, the Manager Panel Member and the Company Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member ”). If the Manager Panel Member and the Company Panel Member fail to timely select the Third Panel Member and such failure continues for more than three business days after written notice of such failure is delivered to the Manager Panel Member and Company Panel Member by either the Manager or the Company, either the Manager or the Company may request the managing officer of the American Arbitration Association to appoint the Third Panel Member.

(c) Within ten business days after the selection of the Arbitration Panel, each Party shall submit to the Arbitration Panel a written statement identifying its summary of the issues and claims. Any Party may also request an evidentiary hearing on the merits in addition to the submission of written statements. The Arbitration Panel shall make its decision within 20 days after the later of (i) the submission of such written statements of particulars, and (ii) the conclusion of any evidentiary hearing on the merits, and shall take into consideration the relative risks and rewards undertaken and capital invested by each Party. The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to the Parties.

(d) The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in Phoenix, Arizona.

(e) The Parties shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting the arbitration.

11.

Representations, Warranties and Covenants.

(a)  The Company represents and warrants to and covenants with the Consultant that:

(i)

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged and proposes to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

(ii)

The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action and does not and will not (i) require any consent or approval of the Company’s stockholders; (ii) contravene the Company’s charter or bylaws; (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; (iv) result in a breach of or constitute a default under any agreement or other instrument to which the Company is a party.

(iii)

This Agreement is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

(iv)

Company will remain current with its regulatory filings and maintain disclosure of Current Public Information as that term is defined in Rule 144(c) of the Securities Act, including proper disclosure of this Agreement as required.  Any delisting or failure to comply with Company’s reporting obligations shall be deemed a default of this Agreement.  In addition, the Company represents that it is not a shell company, and if it is a former shell company, it has filed Form 10 Information for longer than 12 months, is current in its filing obligations under Sections 13 or 15(d), and has cured its previous shell status pursuant to Rule 144.

(b)

The Consultant  represents and warrants to and covenants with the Company that it has full power and authority to enter into this Agreement, to perform the Services contemplated hereby and to comply with the terms, conditions and provisions hereof.  The execution, delivery and performance of this Agreement by Consultant does not require any consent or authorization by any other person.

12.

Work Product.  It is agreed that all information and materials produced for the Company shall be deemed “work made for hire” and the property of the Company.

13.

Notices.  All notices given under this Agreement shall be in writing, addressed to the parties as set forth below,  and shall be effective on the earliest of (i) the date received, or (ii) on the second business day after delivery to a major international air delivery or air courier service (such as Federal Express or Network Couriers):

If to the Company:

PITOOEY!, Inc.

15685 N. Cave Creek Road

Suite 101-02

Phoenix, AZ 85032

Attn: Jacob DiMartino

With a copy to:

(which shall not constitute notice)

Sonfield & Sonfield

2500 Wilcrest Dr., 3rd Floor

Houston, TX 77042

Attn: Robert L. Sonfield, Jr.

If to the Consultant: PBDC LLC 1524 NE 1st Ave Fort Lauderdale, FL 33304 Attn: Adrian McKenzie

14.

Waiver of Breach.  Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

15.

Assignment.  This Agreement and the right and obligations of the Consultant hereunder shall not be assignable without the written consent of the Company.

16.

Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Arizona located in Maricopa County and the United States District Court for the District of Arizona for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

17.

Severability.  All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

18.

Entire Agreement.  This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other prior understandings, agreements and negotiations between the parties.

19.

Waiver and Modification.  Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto.  Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

20.

Binding Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in Phoenix, Arizona.

21.

Counterparts and Facsimile Signature.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.

CONSULTANT: PBDC LLC /s/ Adrian McKenzie Adrian McKenzie, Managing Member	COMPANY: PITOOEY!, Inc. /s/ Jacob DiMartino Jacob DiMartino, President